Exhibit 99.1


================================================================================
                                                          FOR IMMEDIATE RELEASE

October 3, 2005                        Contact: Paul Vanderhoven (713) 654-9549
================================================================================


                     STERLING CHEMICALS SUSTAINS FIRE DAMAGE
               TO SOUTH TRAIN OF ITS STYRENE PRODUCTION FACILITIES

              HOUSTON, TEXAS, OCTOBER 3, 2005 - STERLING CHEMICALS, INC. (SCHI) announced today that the south train superheater of its styrene production facilities was damaged in a fire that occurred on September 22, 2005 during a shut down of the Company's entire plant in anticipation of Hurricane Rita. The north train of the Company's styrene production facilities was not impacted by the fire and is currently operating at normal rates. The Company is still in the process of assessing the full extent of the damage resulting from the fire, but anticipates that repairs will be completed over the next four to six months and that its styrene production facilities will resume normal operations after that time. In the interim, the Company expects to fully meet its supply obligations to its contract styrene customers through the operation of the undamaged portion of its styrene production facilities, supplemented by a small amount of exchanges and, possibly, open market purchases of styrene. The Company will not, however, be able to engage in significant spot sales of styrene from its own styrene production until the repairs are completed on its south train superheater. The Company estimates that the fire caused between $5 million and $10 million in property damage, which should be covered under the Company's property damage insurance coverage, subject to the policy's $2.5 million deductible. The Company also maintains business interruption insurance, which has a 45-day waiting period prior to the beginning of coverage for business interruption losses or a $3 million deductible, whichever is greater.

                                      * * *

              Based in Houston, Texas, Sterling Chemicals, Inc. manufactures a variety of petrochemical products at its facilities in Texas City, Texas.

              Statements in this press release that contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, include, but are not limited to, statements concerning the length of time to complete repairs to its production facilities, the timing of the return to normal operations, the Company's ability to meet contractual commitments in the interim and the extent of the Company's ability to recover its losses under its various insurance policies. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those anticipated or projected. A discussion of the risk factors that could impact these areas and Sterling's overall business and financial performance can be found in Sterling's filings with the Securities and Exchange Commission, including Sterling's Annual Report on Form 10-K. Investors and analysts should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of this press release, and Sterling undertakes no obligation to publicly update or revise any forward-looking statements. Copies of Sterling's most recent Annual Report on Form 10-K are posted on, or may be accessed through, Sterling's website at www.sterlingchemicals.com.




























                                       2